Exhibit 99.1

Remarks of the Executive Chairman and the Chief Executive

Prepared for the Annual Meeting of Stockholders

November 20, 2019

EXECUTIVE CHAIRMAN:

Now entering our seventh successful year, News Corp is an increasingly digital and global company, defined by unparalleled premium content and market-leading and multi-platform brands.

From Dow Jones, The Wall Street Journal and The Times of London, to our growing digital property platforms, realtor.com® and REA, and one of the leading publishers, HarperCollins, News Corp is a uniquely influential media company.

News Corp remains at the forefront of technological and creative innovation, with groundbreaking digital membership and subscription models for our mastheads and channels, the embrace and expansion of audio, and robust leadership in the digital property sector.

We are well positioned to take advantage of the world’s growing appetite for quality content, data and audiences. We will continue to fight, as we have for years, for the protection of intellectual property and for the proper recognition of journalism’s value by digital distributors. And we have seen progress in that fight, as some of the tech platforms – most recently Facebook – have begun to respect and reward our journalism.

We remain focused on maintaining strong financial results through disciplined financial policies, strategic reinvestment and leveraging the links between our global business units, premium brands and audiences.

As we work to optimize our portfolio and simplify the structure of the Company, and continue to create and distribute premium content, we expect to generate increased profitability and shareholder value.

CHIEF EXECUTIVE:

News Corp completed fiscal 2019 in a robust position, with revenues increasing 12% and profitability rising 16% compared to the preceding year, reflecting the consolidation of Foxtel, a buoyant year in Book Publishing and Digital Real Estate Services, and substantial progress in the digital transformation of our News and Information Services businesses.

We are now acutely focused on simplifying the structure of the company and thus making clearer the full value of the sum of our parts. To that end, we have announced a strategic review of News America Marketing and Unruly, including a potential sale of both businesses.

There is patently a shift underway in the content landscape, and a transfer of value to content creators by digital distributors. News Corp has been advocating vigorously on behalf of journalists and intellectual property, and that sustained, sometimes solitary, advocacy has begun to pay dividends. Our deal with Facebook is a modest first step and there is much work to be done to further enhance the terms of digital trade.

In fiscal 2019, the News and Information Services segment posted higher profitability. The Wall Street Journal, The Times and Sunday Times and The Australian all grew subscriber volumes substantially, with digital now accounting for the majority of subscribers.

The Wall Street Journal recorded 14% growth in digital-only paid subscribers in fiscal 2019, and in the first quarter of the current fiscal year, they accounted for over 70% of total subscribers. Circulation revenue at Dow Jones flourished, rising 7% for the year, well above that of the competition.

An important driver at Dow Jones has been the Risk & Compliance business, which grew 24% for the full fiscal year, to exceed $130 million in revenues. That business has more than quadrupled in size since the 2013 separation, as more companies concentrate on maximizing compliance and minimizing risk.

In the U.K., in constant currency, The Times grew print advertising revenues for the second consecutive year. Digital paid subscriptions at The Times and Sunday Times expanded 19% to 304,000. In August, regulatory approval was received for the two publications to share resources, without undermining their distinct and unique identities.

Meanwhile, in Australia, digital subscriptions exceeded 517,000 in fiscal 2019, up 24% year-on-year.

At the New York Post, decisive action was taken to raise revenues by increasing cover prices. The Post Digital Network reached 101 million unique users per month in the fourth quarter, according to Google Analytics, and digital advertising revenues at the Post grew 31% in the most recent quarter.

In Subscription Video Services, the combination of Foxtel and FOX SPORTS Australia was completed in 2018 and throughout fiscal 2019 the new business focused on delivering premium content and rapidly expanding its streaming services.

By fiscal year end, Foxtel’s total paid subscribers grew 12% to approximately 3.1 million, led by the success of the new sports streaming product, Kayo, which exceeded 330,000 paid subscribers — that number has risen to 402,000 paid subscribers this month.

At Digital Real Estate Services, despite blustery housing market headwinds, both REA and realtor.com® strengthened their competitive position. There are signs of improvement in the U.S. housing market and realtor.com® traffic reached record levels for the fourth quarter, with far faster growth than its main competitor.

Last year, Tracey Fellows became President of Global Digital Real Estate, underscoring our commitment to the sector, which has been an engine of growth since 2013. Over that time, segment revenues have tripled through a combination of rapid growth at REA and acquisitions in the U.S. and Asia.

In Book Publishing, HarperCollins thrived, with audiobook revenues rising 40% in fiscal 2019. In toto, profitability rose 6% on exacting comparisons, which included a significant non-recurring benefit in the prior year.

We are surely entering an era in which our trusted news, information and entertainment is increasingly sought by platforms, partners, advertisers and audiences globally. We intend to make the most of that emerging opportunity for the benefit of all our shareholders.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.